PVH CORP.

Issuer
and
U.S. BANK NATIONAL ASSOCIATION

Trustee
____________________________________
FIRST SUPPLEMENTAL INDENTURE
Dated as of November 8, 2012
____________________________________
$600,000,000

7.375% Senior Notes Due 2020

This FIRST SUPPLEMENTAL INDENTURE is dated as of November 8, 2012, between PVH Corp., a Delaware corporation (formerly known as Phillips-Van Heusen Corporation, the “Company”), as Issuer, and U.S. BANK NATIONAL ASSOCIATION, as Trustee (the “Trustee”).
RECITALS
WHEREAS, the Company and the Trustee entered into an Indenture, dated as of May 6, 2010 (the “Indenture”), pursuant to which the Company issued $600,000,000 in aggregate principal amount of 7.375% Senior Notes due 2010 (the “Securities”) (capitalized terms used herein without definition have the respective meanings given to them in the Indenture);
WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may amend the Indenture or the Securities with the consent of the Holders of a majority in principal amount of the Securities then outstanding, except in certain cases where consent of the Holder of each outstanding Security affected is required, by executing an amended or supplemental indenture providing for such amendment and to make further appropriate agreements and stipulations;
WHEREAS, the Company and the Trustee desire to amend the Indenture with the consent of Holders of at least a majority in principal amount of the outstanding Securities;
WHEREAS, pursuant to a Consent Solicitation Statement dated October 31, 2012, the Company has proposed a certain amendment to the Indenture;
WHEREAS, the Holders of at least a majority in principal amount of the Securities outstanding have consented to the proposed amendment described in this First Supplemental Indenture pursuant to consent documents obtained prior to the execution hereof; and
WHEREAS, all things necessary to make this First Supplemental Indenture when executed by the parties hereto a valid and binding agreement and supplement to the Indenture have been done and performed.
NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Company and the Trustee covenant and agree for the benefit of each other and for the equal and proportionate benefit of the respective Holders of the Securities as follows:
ARTICLE 1

1.1    This First Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of the Indenture for any and all purposes. Every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.
1.2    Clause (t) of the definition of “Permitted Lien” contained in Section 1.01 of the Indenture is hereby amended in its entirety to read as follows:

“(t)
Liens securing Indebtedness Incurred under any Credit Facility, so long as the Senior Secured Leverage Ratio of the Company is less than or equal to 3.5 to 1.0 (for the avoidance of doubt, all Secured Debt outstanding at the time of the calculation of the Senior Secured Leverage Ratio shall be included in such calculation);”

ARTICLE 2

2.1    This First Supplemental Indenture shall become effective upon execution hereof by the Trustee and the Company.

ARTICLE 3

3.1    Except as specifically modified herein, the Indenture and the Securities are in all respects ratified and confirmed and shall remain in full force and effect in accordance with their terms. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby. Nothing in this First Supplemental Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this First Supplemental Indenture or the Securities.
3.2    Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee, by reason of this First Supplemental Indenture. This First Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated in their entirety herein and made applicable to the Trustee with respect hereto.
3.3    THIS FIRST SUPPLMENTAL INDENTURE AND THE SECURITIES WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
3.4    The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
3.5    In case any provision of this First Supplemental Indenture or in the Securities shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
3.6    The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

SIGNATURES
IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first written above.

PVH CORP.
By:    /s/ Mark D. Fischer
Name:    Mark D. Fischer
Title:    Senior Vice President

U.S. BANK NATIONAL ASSOCIATION
By:    /s/ Jack Ellerin
Name:    Jack Ellerin
Title:    Vice President

[Signature Page to First Supplemental Indenture]